Exhibit 4.13

FIRST AMENDMENT TO

FIRST AMENDED AND RESTATED LOAN AGREEMENT

Date: July 20, 2002

BORROWER:	LENDER:

PIONEER DRILLING SERVICES, LTD.	THE FROST NATIONAL BANK
formerly known as Pioneer Drilling Co., Ltd.	P.O. Box 1600
9310 Broadway, Building 1	San Antonio, Texas 78296
San Antonio, Texas 78217

This First Amendment to First Amended and Restated Loan Agreement (“Amendment”) is made as of the above date by and between Borrower and Lender and modifies certain terms of a Loan Agreement dated as of March 19, 2002 between Borrower and Lender, relating to a Line of Credit in the amount of $1,000,000.00 (“Loan Agreement”). The Loan Agreement is hereby amended to read as follows:

1.                                       Page 1, Section 1 (a) Borrowing Base Line of Credit. - The last sentence is hereby deleted in its entirety and the following is inserted in lieu thereof:

The sums advanced under the Borrowing Base Line of Credit shall be used for support of short term operating cash needs and to issue from time to time one or more Letters of Credit for the account of Borrower.  The aggregate face amount of the Letters of Credit at any time may not exceed $1,000,000.00.  Borrower has agreed to pay Lender in advance a fee of 1.00% of the amount of each Letter of Credit.

2.                                       Page 2, definition of the term “Borrowing Base” is hereby deleted in its entirety and the following inserted in lieu thereof:

As used in this Loan Agreement the term “Borrowing Base” shall have the meaning set forth herein below:

An amount equal to 75% of the Borrower’s Eligible Accounts less the amount of all outstanding Letters of Credit issued by Lender for Borrower’s account.

3.                                       All liens and security interests securing the Line of Credit are expressly renewed and carried forward to secure the Line of Credit as amended pursuant to this First Amendment.

4.                                       Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the respective meanings set forth in the Loan Agreement.

5.                                       All of the terms, provisions, covenants, warranties and agreements contained in the Loan Agreement shall remain in full force and effect as therein written, except as amended hereby. The Loan Agreement, as amended, is hereby ratified and confirmed in all respects.

The parties hereto have caused this First Amendment to Loan Agreement to be duly executed as of the date set forth above.

NOTICE TO OBLIGOR

(Required by State Law)

For the purpose of this Notice, the term “WRITTEN AGREEMENT” shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWER:	LENDER:

PIONEER DRILLING SERVICES, LTD.	THE FROST NATIONAL BANK
formerly known as Pioneer Drilling Co., Ltd.
By: PDC Mgmt. Co., general partner

By:	By:
Wm. Stacy Locke, President and CEO	Jim Crosby, Executive Vice President